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                                                                    EXHIBIT 99.2

                      [CORRPRO COMPANIES, INC. LETTERHEAD]






TO:       EXECUTIVE OFFICERS AND DIRECTORS OF CORRPRO COMPANIES, INC.

DATE:     MARCH 22, 2004

RE: RESTRICTION ON TRADING IN COMMON STOCK OF CORRPRO COMPANIES, INC. (THE "COMPANY") DURING A BLACKOUT PERIOD


This notice is to inform you of an upcoming Company stock trading blackout period in connection with the Corrpro Companies, Inc. 401(k) Savings Plan (the "Plan"). A blackout period will be in effect as a result of a transfer of recordkeeping services under the Plan from CIGNA to T. Rowe Price Retirement Plan Services.

As a result of this change, Plan participants temporarily will be unable to direct or diversify investments, including any investment that they may have in Company common stock within the Plan. Under a regulation adopted pursuant to the Sarbanes-Oxley Act of 2002, the Company's executive officers and directors are subject to a stock trading blackout during the Plan blackout period. You, therefore, must refrain from all transactions during the blackout period involving the sale or purchase of Company stock or associated derivative securities (i.e., stock options) acquired in connection with service or employment as a director or executive officer of the Company.

The blackout period for the Plan is expected to begin on April 20, 2004, and end during the week of May 17, 2004. You can determine whether the blackout period has started or ended by calling T. Rowe Price Retirement Plan Services at 1-800-922-9945 or Jamie Heil in Human Resources at (330) 723-5082.

If you have any questions concerning this notice, you should contact:

                         John D. Moran, General Counsel
                             Corrpro Companies, Inc.
                              1090 Enterprise Drive
                               Medina, Ohio 44256
                                 (330) 723-5082